Exhibit 99.1

Spine Injury Solutions reports YE 2016 financial results and reminds for conference call 4:20 ET Today.

HOUSTON, March 28, 2017 -- Spine Injury Solutions, Inc. (OTCQB-SPIN), a technology-driven, medical service, and healthcare solution and financing company servicing the multi-billion dollar spine injury sector, today announces financial results for year ending December 31, 2016 that it has scheduled an interactive video investor conference call for today, Tuesday, March 28, 2017 at 4:20 p.m. (EST) to discuss the company's financial results for YE 2016, its new nationwide affiliate expansion roll-out for its case funding along with the current marketing status of its patented Quad Video HALO™ v.3.0, shareholders Question & Answers will follow.

2016 Highlights and Subsequent Events
•	New National Affiliate expansion program initiated targeting 6-8 affiliates over next 12-18 months
•	Affiliate added in Lubbock, TX
•	SVP of Sales & Marketing, Dr. Matthew DeGaetano appointed
•	Quad Video HALO™ V3.0 EU Patent Pending
•	$15 Million collections milestone passed, ending with $16.1 Million
•	Developed two new leasing programs for QVH 3rd Party Sales.
•	Ended 2016 with strong cash & available credit facilities
•	Increased operational efficiency of core business as seen by improved top and bottom line, lower SG&A and strong increase in Gross Margins.
2016 Financial Highlights
•	YoY Cash Provided from Operations provided to $202,616 as compared to used of $429,297
•	2016 Gross Margin Increased to Record 68% from 61% 2015
•	Full year net loss YoY decreased from 2015 of $1,057,604 to this year of $745,945
•	Full year YoY net loss per share decreased 42% from -$.054 to -$.038 PS
•	2016 Non-cash charges of $789,135 exceeded the 2016 $745,945 loss.

Dr. William Donovan, Chairman/CEO Commented; “While revenues were flat year over year mainly due to ending of a legacy affiliate relationship in San Antonio in 2016, overall results had several bright spots., despite the fact we are not happy with the financial results for 2016.  Our full year 2016 loss consisted  mainly of noncash charges.  Our loss per share   was reduced by some 40% in 2016.  The reduction would have been greater had we not reserved an additional $500,000 in bad debt reserves to account for the decreased collections in Florida.  Cashflow had   $202,000 provided from operations compared to $429,000 use in 2015.  The best indicator for the future growth for SPIN is using  the QVH on cases and continuing as done in 2016 increasing in gross margin to 68% from 61%. The percentages of settlements we collected was higher than we originally booked which boosted our gross margin percentage.  Donovan went on to say, “While we spent a good part of last year investigating third party sales for the QVH, a near term costly endeavor, our increasing margins made us realize that our immediate plan should be to expand our case funding affiliate model. This model will be covered extensively on our conference call today.  While there is no limiting factor to affiliate growth other than cash available to fund cases, our hope for the next 12 to 18 months is to add 6 to 8 affiliates.

Results of Operations

For the year ended December 31, 2016 versus 2015:

We recorded $2,117,078 in net revenues with $689,101 in costs of services and gross profit of $1,427,977 for the year ended December 31, 2016.  For the year ended December 31, 2015, we recorded $2,192,181 in net revenues with $849,756 in costs of services and gross profit of $1,342,425.  Revenue for 2016 was down due to our center in San Antonio electing not to continue the business relationship.

We recognize revenue by reference to “net revenue,” which is gross amounts billed using CPT codes less account discounts that are expected to result when individual cases are ultimately settled.  A discount rate of a 48% based on settled patient cases, was used to determine net revenue during 2016 and 2015. Accordingly, we had gross revenues of $3,537,791 with net revenues of $2,117,078 for the year ended December 31, 2016, versus gross revenues of $4,384,362 with net revenues of $2,192,181 for the year ended December 31, 2015.  The Company realized better than expected collections during 2016 related to its outstanding accounts receivable.

Expenses

For the year ended December 31, 2016 versus 2015:

Operating, general and administrative expenses for the year ended December 31, 2016 were $2,087,266 as compared to $2,085,986 for the year ended December 31, 2015.   Operating expenses were flat primarily the result of an increase to bad debt expense offset by a decrease in legal costs, consulting costs, and marketing costs.

Bad debt expense, included in operating, general and administrative expenses, totaled $683,338 and $467,600, respectively, for the years ended December 31, 2016 and 2015. The increase in bad debt expense is primarily attributable to our decision to discontinue doing business in Florida in 2014, which has resulted in limited personnel and affiliates in the region to assist in collection efforts. While we continue to pursue all amounts owed, we increased the allowance for bad debt related to Florida accounts to reflect collection trends in Florida.

Other income (expense) for the year ended December 31, 2016 was an expense of $50,995 as compared to expense of $52,267 for the year ended December 31, 2015. For the twelve months ended December 31, 2016, other income of $7,057 offset by expenses of $58,052.  For the year ended December 31, 2015, other income was $10,234 offset by expenses of $62,501.. The small decrease in expense 2016 versus 2015 is primarily attributable to the restructuring of our debt from high interest notes to our line of credit with Wells Fargo which bears interest at the 30 day London Interbank Offered Rate (“LIBOR”) plus 2%, resulting in an effective rate of 2.77% at December 31, 2016.

Net Income or Loss

For the year ended December 31, 2016 versus 2015:

Net loss for the year ended December 31, 2016 was $755,945 compared to net loss of $1,057,604 for the year ended December 31, 2015.  Lower operating expenses, coupled with reduced interest costs, and lower personnel costs to develop and market the Quad Video Halo, resulted in net loss decreasing in 2016 from 2015.

Liquidity and Capital Resources

For the year ended December 31, 2016 versus 2015:

During 2016, cash provided in operating activities was $202,616 as compared to $429,297 of cash used in 2015.  The increase in cash generated in operations was mainly due to an increase in collections from our spine injury diagnostic centers, especially Odessa, coupled with higher noncash charges. These provisions were offset by uses of cash for increased inventory of Quad Video Halo units.  Our settlement collections totaled $2,378,793 in 2016 compared to $2,193,094 in 2015.

During the year ended December 31, 2016, we did not purchase any Quad Video Halo equipment versus a purchase of similar equipment of $50,108 in 2015, resulting in cash used in investing activities.

Cash flows used in financing activities totaled $120,000 for the year ended December 31, 2016, consisting of a payment of current debt of $250,000, and $130,000 of draws on our line of credit. For the year ended December 31, 2015, cash flows provided from financing activities totaled $295,000, consisting of a payment of long- term debt of $350,000, draws of $645,000 on the line of credit.

Conference Call Details

Conference Call: An investor's conference call with management will be held Today, Tuesday, March 28, at 4:20 p.m. (EDT). The call will be video WebCast with a short live Power Point Presentation followed by Q & A.  The call may be accessed either by phone alone, which will not allow asking questions, or by phone and/or VOIP with headset after internet log-in with an on screen provided Audio Pin # which will allow verbally asking questions.  Questions can also be typed into an online chat screen at any time during the presentation or Q & A period.
Access to the Call:  To use the internet link, you must register prior to access. So we suggest you complete the registration and get your log-in information in advance of the start of the presentation.  You can register at any time. As mentioned above, the call is Today, March 28, at 4:20 p.m. (EDT).
Click or paste the link below in your browser for registration and web access to the presentation and follow the online instructions:
 https://attendee.gotowebinar.com/register/2875421200234286337 or if the above link doesn't work, please try the following:
http://www.joinwebinar.com     Webinar ID: 512-328-211
Telephone Dial-in and/or VOIP which provides Q&A: To ask a question using your telephone, you must be logged in online at the presentation website during the internet presentation where a unique Audio PIN# will be provided to you on screen after you log-in to the presentation console.  You must use the pin to hear the call on the phone. During the presentation, all will be muted until the Q&A portion. Questions can be asked by typing in the question in the provided questions link on the provided console at any time during the presentation and will be answered during the Q&A.

The Q & A will be moderated, but without an operator, and will be open to all questions after the formal presentations.  Review this new short YouTube tutorial video for pointers on how to use the Webinar Features. (This is just a demo. Do not use the numbers or codes on this demo. Use what is provided above.)
YouTube webinar instructions: https://www.youtube.com/watch?v=61o5cMOhYls
If you use the telephone, but are NOT also online, you will be able to hear the presentation plus Q & A, but will remain in "listen only" mode for the duration of the call and not allowed to ask questions.
Conference Dial-in Number:  1 (415) 655-0052
Participant Access Code:  274-192-784
Conference Play Back:  A video replay of the conference call presentation will be available several hours after the completion of the call at the company website:
http://www.SpineInjurySolutions.com

About Spine Injury Solutions, Inc:

We are a medical services and technology company facilitating diagnostic services for patients who have sustained spine injuries resulting from traumatic accidents. We deliver turnkey solutions to spine surgeons, orthopedic surgeons DO’s and other healthcare providers that provide necessary and appropriate treatment of musculo-skeletal spine injuries resulting from automobile and work-related accidents. Our management and funding services help reduce the financial burden on healthcare providers that provide patients with early-stage diagnostic testing and non-invasive surgical care, preventing many patients from being unnecessarily delayed or inhibited from obtaining needed treatment. We believe that our services and technology brings strong transparency and impartiality to all parties involved in the settlement of patient cases.
Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spineinjurysolutions.com.
About Quad Video HALO, Inc.:
A wholly owned subsidiary of Spine Injury Solutions, Inc. Quad Video HALO, Inc. brings surgeons and interventional pain doctors the technology to provide Transparency of their surgical procedures.  The Quad Video Technology V3.0 and HALO Rx creates a digital turnkey video and audio documentation solutions that integrates multiple views from other OR/treatment imagining sources with several other viewpoints just outside the sterile field.
Additional information about QVH, can be found at its website at www.QuadVideoHalo.com

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company's recent filings with the SEC.

Company Contact

Dr. William F. Donovan
Chairman, President & CEO
Spine Injury Solutions, Inc.
713-521-4220